Allianz Life Insurance Company of North America                   [Allianz Logo]


Stewart Gregg, FSA, MAAA
Assistant Vice President & Senior Counsel
Legal

5701 Golden Hills Drive
Minneapolis, MN  55416-1297

Telephone: 763/765 2913
Telefax: 763/765 6355
www.allianzlife.com

November 1, 2001


Board of Directors
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN 55416


RE:  Opinion and Consent of Counsel
     Allianz Life Variable Account A

Dear Sir or Madam:

You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Post-Effective Amendment to a Registration Statement on Form S-6 for the Individual Flexible Premium Variable Life Insurance Policies to be issued by Allianz Life Insurance Company of North America and its separate account, Allianz Life Variable Account A.

I am of the following opinions:

1. Allianz Life Variable Account A is a unit investment trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of premium payments made by a Policy Owner pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Policy Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Policy.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

I consent to the reference to me and to this opinion under the caption, "Legal Opinions" contained in the Prospectus which forms a part of the Registration Statement.

Sincerely,

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By:/S/STEWART GREGG
   ----------------------
      Stewart Gregg